REVOLVING CREDIT AND SECURITY AGREEMENT

between

RITA MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

and

CAPITALSOURCE FINANCE LLC

Dated as of
January 31, 2006

REVOLVING CREDIT AND SECURITY AGREEMENT

	5.15	Existing Indebtedness; Investments, Guarantees and Certain Contracts	21
	5.16	Other Agreements	22
	5.17	Insurance	22
	5.18	Names; Location of Offices, Records and Collateral	22
	5.19	Non-Subordination	22
	5.20	Accounts and Inventory	23
	5.21	Food and Drug Administration Approvals	24
	5.22	Product Recalls	24
	5.23	Foreign Subsidiaries	24
	5.24	Inactive Subsidiaries	25
	5.25	Survival	25

VI.	AFFIRMATIVE COVENANTS		25
	6.1	Financial Statements, Borrowing Certificate, Financial Reports and Other Information	25
	6.2	Payment of Obligations	27
	6.3	Conduct of Business and Maintenance of Existence and Assets	27
	6.4	Compliance with Legal and Other Obligations	27
	6.5	Insurance	28
	6.6	True Books	28
	6.7	Inspections; Periodic Audits and Reappraisals	28
	6.8	Further Assurances; Post Closing	28
	6.9	Payment of Indebtedness	29
	6.10	Lien Searches	29
	6.11	Use of Proceeds	29
	6.12	Collateral Documents; Security Interest in Collateral	29
	6.13	Right of First Refusal	30
	6.14	Taxes and Other Charges	30
	6.15	Payroll Taxes	31
	6.16	Inventory Covenants	31
	6.17	Inactive Subsidiaries	32

VII.	NEGATIVE COVENANTS		32
	7.1	Financial Covenants	32
	7.2	Permitted Indebtedness	32
	7.3	Permitted Liens	33
	7.4	Investments; New Facilities or Collateral; Subsidiaries	33
	7.5	Dividends; Redemptions	34
	7.6	Transactions with Affiliates	34
	7.7	Charter Documents; Fiscal Year; Name; Jurisdiction of Organization; Dissolution; Use of Proceeds	35
	7.8	Truth of Statements	35
	7.9	IRS Form 8821	35
	7.10	Transfer of Assets	35
	7.11	Payment on Permitted Subordinated Debt	36
	7.12	Foreign Subsidiaries	36
	7.13	Inactive Subsidiaries	37

VIII.	EVENTS OF DEFAULT		37

IX.	RIGHTS AND REMEDIES AFTER DEFAULT		40
	9.1	Rights and Remedies	40

	9.2	Application of Proceeds	41
	9.3	Rights of Lender to Appoint Receiver	42
	9.4	Rights and Remedies not Exclusive	42

X.	WAIVERS AND JUDICIAL PROCEEDINGS		42
	10.1	Waivers	42
	10.2	Delay; No Waiver of Defaults	43
	10.3	Jury Waiver	43
	10.4	Cooperation in Discovery and Litigation	43

XI.	EFFECTIVE DATE AND TERMINATION		44
	11.1	Termination and Effective Date Thereof	44
	11.2	Survival	45

XII.	MISCELLANEOUS		45
	12.1	Governing Law; Jurisdiction; Service of Process; Venue	46
	12.2	Successors and Assigns; Participations; New Lenders	46
	12.3	Application of Payments	46
	12.4	Indemnity	46
	12.5	Notice	47
	12.6	Severability; Captions; Counterparts; Facsimile Signatures	47
	12.7	Expenses	48
	12.8	Entire Agreement	48
	12.9	Lender Approvals	49
	12.10	Confidentiality and Publicity	49
	12.11	Release of Lender	50
	12.12	Agent	50
	12.13	Agreement Controls	50
	ANNEX I		1
	FINANCIAL COVENANTS		1
	1)	Minimum EBITDA	1
	2)	Minimum Liquidity	1
	APPENDIX A		1
	DEFINITIONS		1

EXECUTION DOCUMENT

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS REVOLVING CREDIT AND SECURITY AGREEMENT (the “Agreement”) dated as of January 31, 2006 is entered into among RITA MEDICAL SYSTEMS, INC., a Delaware corporation (“RMS”), and HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation (“HMP” and with RMS as the context may require, “Borrower”), RITA MEDICAL SYSTEMS NETHERLANDS, BV, a Netherlands corporation (“RITA Netherlands”) and RITA MEDICAL SYSTEMS FRANCE, S.A.R.L. (“RITA France” and with Rita Netherlands as the context may require, the “Foreign Subsidiaries”) and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the “Lender”).

WHEREAS, Borrower has requested that Lender make available to Borrower a revolving credit facility (the “Revolving Facility”) in a maximum principal amount at any time outstanding of up to SEVEN MILLION DOLLARS AND 00/100 CENTS ($7,000,000.00) (the “Facility Cap”), the proceeds of which shall be used by Borrower as a manufacturer and distributor of medical products and devices and for payments to Lender hereunder; and

WHEREAS, Lender is willing to make the Revolving Facility available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lender hereby agree as follows:

I.	DEFINITIONS

1.1 General Terms

For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed in Appendix A and Annex I hereto shall have the meanings given such terms in Appendix A and Annex I, which are incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined herein shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, Annex I, any agreement, contract or instrument referred to herein or in Appendix A or Annex I shall mean such agreement, contract or instrument as modified, amended, restated or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A, Annex I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. References herein to “Eastern Time” shall mean eastern standard time or eastern daylight savings time as in effect on any date of determination in the eastern United States of America.

II.	ADVANCES, PAYMENT AND INTEREST

2.1 The Revolving Facility

(a) Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the lesser of (a) the Facility Cap, and (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is Availability for Advances shall be made by Lender in its sole discretion and is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the sum of (i) the Applicable Advance Rate (as hereinafter defined) of the Borrowing Base for Eligible Receivables and (ii) the Applicable Advance Rate of the Borrowing Base for Eligible Inventory minus, if applicable, amounts adjusted or reserved pursuant to this Agreement (such calculated amount being referred to herein as the “Availability”). For purposes of this Agreement, the applicable advance rate for Eligible Accounts and Eligible Inventory (in each case, the “Applicable Advance Rate”) shall be determined by reference to the calculation of Borrower’s EBITDA for the most recently completed Test Period as provided in Annex 1 hereto as follows:

EBITDA	Applicable Advance Rate for Eligible Accounts	Applicable Advance Rate for Eligible Inventory
Greater than $250,000	85%	50%
$1 to $250,000	85%	35%
($149,999) to ($0)	75%	20%
($350,000) to ($150,000)	75%	0%
Notwithstanding the foregoing, if the Inventory Turn for any Test Period shall be less than 2.20 times then the Applicable Advance Rate for Eligible Inventory shall be reduced to 0% until the end of the next Test Period in which the Inventory Turn exceeds 2.20 times. As long as no Default or Event of Default shall have occurred and be continuing, any change in the Applicable Advance Rate shall be effective as of the fifth (5th) Business Day following the submission to the Lender of the Compliance Certificate for the applicable Test Period pursuant to Section 6.1(a). Borrower acknowledges that the foregoing shall not limit the ability of the Lender to reduce or otherwise adjust any Applicable Advance Rate or the Availability upon the occurrence of a Default or Event of Default or as otherwise provided in this Agreement.

Advances under the Revolving Facility automatically shall be made for the payment of interest on the Loans and other Obligations on the date when due to the extent available and as provided for herein.

(b) Notwithstanding the establishment by Lender of the above-referenced advance rates for Availability, Lender, in its sole credit judgment, may further adjust the Availability and such advance rates by applying percentages (known as “liquidity factors”) to Eligible Receivables and Eligible Inventory based upon Borrower’s actual recent collection history in a manner consistent with Lender’s underwriting practices and procedures, including without limitation Lender’s review and analysis of, among other things, Borrower’s historical returns, rebates, discounts, credits and allowances. Such liquidity factors and the advance rates for Availability may be adjusted by Lender throughout the Term as warranted by Lender’s underwriting practices and procedures in its sole credit judgment. Also, Borrower acknowledges that Lender has established the Required Liquidity Reserve (as defined in Annex I) and that Lender shall have the right to establish from time to time, in its sole credit judgment, additional reserves against the Availability, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.

2.2 The Loans; Maturity

All amounts outstanding under the Loans and other Obligations shall be due and payable in full in cash, if not earlier in accordance with this Agreement, on the last day of the Term (such earlier date being the “Revolving Facility Maturity Date”).

2.3 Interest on the Facility

Interest on outstanding Advances under the Revolving Facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate of the Prime Rate plus 1.25% (the “Applicable Rate”), provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than 7.25% in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Revolving Facility shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.5 and Section 2.6, commencing on the first day of the first calendar month immediately following the earlier of (i) date of the Initial Advance or (ii) the date upon which any other Advances are deemed to be outstanding pursuant to Section 2.8 , and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement.

2.4 Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (Eastern Time) at least two but not more than four Business Days (but at least seven Business Days in the case of the Initial Advance) before the proposed borrowing date of such requested Advance (the “Borrowing Date”), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2 (in the case of the Initial Advance) and Section 4.3, and (iv) specify the amount of any recoupments of any third party payor being sought, requested or claimed, or, to Borrower’s knowledge, threatened against Borrower or Borrower’s Affiliates. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, on Tuesday of each week during the Term (and more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrower’s accounts receivable and accounts payable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.4 to the written disclosure statement delivered of even date herewith by the Credit Parties to Lender (the “Disclosure Schedule”), in all cases for credit to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (Eastern Time).

2.5 Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

Subject to the following paragraph, Borrower shall maintain one or more lockbox accounts (individually and collectively, the “Lockbox Account”) with one or more banks acceptable to Lender (each, a “Lockbox Bank”), and shall execute with each Lockbox Bank one or more agreements acceptable to Lender in its sole discretion (individually and collectively, the “Lockbox Agreement”), and such other agreements related thereto as Lender may reasonably require. Each Borrower shall ensure that all collections of Borrower’s Accounts and all other cash payments received by any Borrower are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lockbox Banks immediately will transfer all funds paid into the Lockbox Accounts into a depository account or accounts maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to Borrower from time to time (the “Concentration Account”). Notwithstanding and without limiting any other provision of any Loan Document (but subject to the second paragraph of this Section 2.5), Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.5 in such order and manner as determined by Lender. To the extent that any Accounts are collected by Borrower or any other cash payments received by Borrower are not sent directly to the appropriate Lockbox Account when required by this Agreement, but are received by Borrower or any of Borrower’s Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within two (2) Business Days), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder, under any other Loan Document, under applicable law or at equity, upon each and every failure by Borrower or any of Borrower’s Affiliates to comply with any such terms with respect to Eligible Receivables in an amount during any 30-day period exceeding $25,000.  Lender shall be entitled to assess the “Lockbox Non-Compliance Fee” which shall operate to increase the Applicable Rate by two percent (2.0%) per annum during any period of non-compliance, whether or not a Default or an Event of Default occurs or is declared, provided that nothing shall prevent Lender from considering any failure to comply with the terms of this Section 2.5 to be a Default or an Event of Default. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, for purposes of calculating interest hereunder, shall be subject to a seven (7) Business Day clearance period.

Notwithstanding the foregoing paragraph, Borrower shall not be obligated to have funds transferred from the Lockbox Account into the Lender’s Concentration Account and to comply with the related provisions of such paragraph until such time as the Initial Advance is received. As a condition to receiving the Initial Advance and all subsequent Advances and at all times whenever there are any Advances outstanding, Borrower shall be required to have all funds transferred from the Lockbox Account into the Lender’s Concentration Account as provided by this Section 2.5 (which shall be effected pursuant to the Lender’s delivery of an instruction to the Lockbox Bank directing that funds be transferred to the Concentration Account) and the Lender shall have received confirmation from the Lockbox Bank that it has implemented such instruction. The Lender acknowledges and agrees that it shall not deliver the foregoing instruction to the Lockbox Bank unless and until (i) Borrower shall have requested the Initial Advance or (ii) an Event of Default shall have occurred under subsection (a) of Article VIII as a result of the non-payment of any fees or other amounts payable under this Agreement prior to the date of the Initial Advance.

If as the result of collections of Accounts and/or any other cash payments received by any Borrower pursuant to this Section 2.5 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Borrower, but shall be available to Borrower upon Borrower’s written request. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, Borrower and Borrower’s Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the accounts(s) and in the manner specified by Lender in its Permitted Discretion.

2.6 Promise to Pay; Manner of Payment

Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower (other than payments automatically paid through Advances or through the Lockbox Accounts under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 2:00 p.m. (Eastern Time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.7 Repayment of Excess Advances

Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Facility Cap or the Availability shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office by wire transfer, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.6.

2.8 Payments by Lender

Should any amount required to be paid under any Loan Document be unpaid, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of Borrower’s or Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Revolving Facility and added to the Obligations.

2.9 Grant of Security Interest; Collateral

(a) To secure the payment and performance of the Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the following (collectively and each individually, the “Collateral”), which security interest is intended to be a first priority security interest subject to Permitted Liens:

(i) all of such Borrower's tangible personal property, including without limitation all present and future Goods, Inventory and Equipment (including items of equipment which are or become Fixtures), now owned or hereafter acquired;

(ii) all of such Borrower's intangible personal property, including without limitation all present and future Accounts, contract rights, Permits, General Intangibles, Chattel Paper, Documents, Instruments, Deposit Accounts, Investment Property, Letter-of-Credit Rights and Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds, now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;

(iii) all of such Borrower's present and future Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by such Borrower; provided, however, that Lender shall not have a security interest in any rights under any Government Contract of such Borrower or in the related Government Account where the taking of such security interest is a violation of an express prohibition contained in the Government Contract (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31, § 203 or Title 41, § 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law, unless in any case consent is otherwise validly obtained; and

(iv) any and all additions and accessions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.

(b) Notwithstanding the foregoing provisions of this Section 2.9, such grant of a security interest shall not extend to, and the term “Collateral” shall not include, any General Intangibles of Borrower to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term “Collateral” shall include, each of the following: (a) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (b) any and all proceeds of any General Intangible that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term “Collateral.”

(c) In addition to the foregoing, to secure the payment and performance of the Obligations, RMS has pledged to Lender all of the securities owned by RMS in HMP and the Foreign Subsidiaries pursuant to a Stock Pledge Agreement.

(d) Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements and proper delivery of the necessary stock certificates, without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens. Borrower acknowledges that Lender shall have the right, in its sole and absolute discretion, to record the Collateral, Patent, Trademark and Copyright Assignment in the United States Patent and Trademark Office and/or the United States Copyright Office at any time during the Term.

2.10 Collateral Administration

(a) All Collateral (except Deposit Accounts) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto and shall not, without thirty (30) calendar days prior written notice to Lender, be moved therefrom, and in any case shall not be moved outside the continental United States except for shipments of Inventory in the ordinary course of business.

(b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic bases as Lender may request. In addition, if Accounts of Borrower in an aggregate face amount in excess of $25,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Receivables, Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto; provided, that as long as no Default or Event of Default shall have occurred Lender shall not request the assignment of Accounts more than once per calendar month. To the extent that collections from such assigned Accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be available to Borrower upon Borrower’s written request.

(c) Whether or not an Event of Default has occurred, any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower. Borrower shall cooperate reasonably with Lender in an effort to facilitate and promptly conclude such verification process.

(d) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors owing Accounts to Borrower that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney’s fees, to Borrower.

(e) As and when determined by Lender in its sole discretion, Lender will perform the searches described in clauses (i) and (ii) below against Borrower (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), all at Borrower’s expense: (i) UCC searches with the Secretary of State of the jurisdiction of organization of Borrower and the Secretary of State and local filing offices of each jurisdiction where Borrower maintain their respective executive offices, a place of business or assets; (ii) lien searches with the United States Patent and Trademark Office; and (iii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

   (f) Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall provide prompt written notice to each Account Debtor that Lender has been granted a lien and security interest in, upon and to all Accounts applicable to such Account Debtor and shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) Business Days after the date of this Agreement or ten (10) Business Days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to create and perfect Lender’s lien on any collateral and effectuate the intentions of the Loan Documents. At Lender’s request, Borrower shall immediately deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.

2.11 Power of Attorney

Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Lender to act as such) with full power of substitution to do the following: (i) endorse the name of any such Person upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its or their Accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they are obligated to give Lender under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that Lender may deem reasonably necessary or desirable (subject to the second sentence of section 2.10(d)) to enforce any Account or other Collateral or to perfect Lender’s security interest or lien in any Collateral. In addition, if any such Person breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account.

2.12 Evidence of Loans

(a) Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to such Lender resulting from each Loan made by such Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The entries made in the electronic or written records maintained pursuant to this Section 2.12 (the “Register”) shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans or Obligations in accordance with their terms.

(c) Lender will account to Borrower monthly with a statement of Advances under the Revolving Facility, and any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within fifteen (15) calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(d) The Borrower agrees that:

(i) upon written notice by Lender to the Borrower that a promissory note or other evidence of indebtedness is requested by Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, the Borrower shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to Lender an appropriate promissory note or notes in form and substance reasonably acceptable to the Lender and Borrower, payable to the order of Lender or in a principal amount equal to the amount of the Loans owing or payable to Lender;

(ii) all references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to the Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented and/or restated from time to time; and

(iii) upon Lender’s written request, and in any event within three (3) Business Days of Borrower’s Receipt of any such request, Borrower shall execute and deliver to Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to the Borrower within a reasonable period of time after Lender’s receipt of the replacement notes.

III.	FEES AND OTHER CHARGES

3.1 Commitment Fee

On or before the Closing Date, Borrower shall pay to Lender 2.0% of the Facility Cap as a nonrefundable commitment fee.

3.2 Unused Line Fee

Borrower shall pay to Lender monthly an unused line fee (the “Unused Line Fee”) in an amount equal to 0.04% per month of the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month, from (ii) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).

3.3 Collateral Management Fee

Borrower shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) equal to 0.05% per month of the average outstanding principal amount of the Revolving Facility during such month. The Collateral Management Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).

3.4 Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.4 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.5 Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 5.0% per annum (the “Default Rate”).

3.6 Acknowledgement of Joint and Several Liability

Each Credit Party acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. Each Credit Party expressly understands, agrees and acknowledges that (i) each Borrower is an Affiliated entity by common ownership of each other Borrower, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility on the terms herein provided, (iv) Lender will be lending against, and relying on a lien upon, all of Borrowers’ assets even though the proceeds of any particular loan made hereunder may not be advanced directly to a particular Borrower, (v) Borrower will nonetheless benefit by the making of all such loans by Lender and the availability of a single credit facility of a size greater than each could independently warrant, and (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon Borrower. Each Credit Party hereby appoints RMS (in such capacity, "Borrower Agent") to act as agent on behalf of each Credit Party and to deliver any statement, notice, authorization or other writing required or permitted hereunder or under any of the Loan Documents. Lender shall be entitled to rely upon any statement, notice, authorization or other writing received from Borrower Agent without investigation and each Credit Party agrees that any such statement, notice, authorization or other writing shall be binding on it.

IV.	CONDITIONS PRECEDENT

4.1 Conditions to Closing

The obligations of Lender to consummate the transactions contemplated herein are subject to the satisfaction, in the sole judgment of Lender, of the following:

(a) (i) Borrower shall have delivered to Lender the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and the other parties thereto, and (ii) each Guarantor, if any, shall have delivered to Lender the Loan Documents to which such Guarantor is a party, each duly executed and delivered by Guarantor or an authorized officer of such Guarantor, as applicable, and the other parties thereto;

(b) all in form and substance satisfactory to Lender in its sole discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to each Credit Party in each jurisdiction determined by Lender in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral (other than Permitted Liens) and (iii) evidence of each such filing, registration or recordation and of the payment by the Credit Parties of any necessary fee, tax or expense relating thereto;

(c) Lender shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of each Credit Party dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Lender, and (iii) the written legal opinion of counsel for the Credit Parties, in form and substance satisfactory to Lender and its counsel;

(d) Lender shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower, in form and substance satisfactory to Lender (each, a “Solvency Certificate”), certifying (i) the solvency of such Person after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to such Person’s financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and after giving effect to such transactions and Indebtedness: (A) the assets of such Person, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Person;

(e) Lender shall have completed examinations, the results of which shall be reasonably satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Credit Party, and each such Person shall have demonstrated to Lender’s reasonable satisfaction that (i) its operations comply in all material respects with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole credit judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole credit judgment;

(f) Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

(g) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of the Credit Parties) shall be satisfactory to Lender;

(h) Lender shall have received, in form and substance satisfactory to Lender, (i) evidence of the repayment in full and termination of the indebtedness due from Borrower to Steven Picheny and Howard Fuchs and all related documents, agreements and instruments and of all Liens, security interests and Uniform Commercial Code financing statements relating thereto, if any, and (ii) release and termination of any and all Liens, security interest and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(i) Borrower shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service; and

(j) Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

4.2 Conditions to Initial Advance

The obligations of Lender to make the initial Advance under the Revolving Facility (the “Initial Advance”) are subject to the satisfaction, in the sole judgment of Lender, of the following:

(a) (i) Borrower shall have delivered to Lender (A) the Loan Documents to which it is a party, if any, not executed on the Closing Date, each duly executed by an authorized officer of Borrower and the other parties thereto, and (B) a Borrowing Certificate for the Initial Advance under the Revolving Facility executed by an authorized officer of Borrower, and (ii) each Guarantor, if any, shall have delivered to Lender the Loan Documents to which such Guarantor is a party, if any, not executed on the Closing Date, each duly executed and delivered by Guarantor or an authorized officer of such Guarantor, as applicable, and the other parties thereto;

(b) Lender shall have received all fees, charges and expenses payable to Lender on or prior to the date of the Initial Advance pursuant to the Loan Documents;

(c) all in form and substance reasonably satisfactory to Lender, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents and Warehouse Waivers and Consents with respect to any and all leases, warehouses and other locations set forth on Schedule 5.4 of the Disclosure Schedule, from such third parties as Lender and its counsel shall determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against any Credit Party or the Collateral;

(d) Lender shall have completed such bringdown examinations, the results of which shall be reasonably satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Credit Party as Lender may determine are necessary, and each of the Credit Parties shall have demonstrated to Lender’s reasonable satisfaction that (i) its operations comply in all material respects with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole credit judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole credit judgment;

(e) Lender shall have received the Lockbox Agreement executed by all parties thereto in form and substance satisfactory to Lender in its sole discretion;

(f) Lender shall have delivered an instruction to the Lockbox Bank under the Lockbox Agreement directing that all funds be transferred from the Lockbox Account to the Lender’s Concentration Account and Lender shall have received confirmation from the Lockbox Bank that it has implemented such instruction as required by Section 2.5;

(g) the Credit Parties shall be in compliance with Section 6.5, and Lender shall have received copies of all insurance policies or binders, original certificates of all insurance policies of the Credit Parties confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and endorsements of such policies issued by the applicable Insurers and in each case naming Lender as loss payee or additional insured, as appropriate; and

(h) Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

4.3 Conditions to Each Advance

The obligations of Lender to make any Advance (including, without limitation, the Initial Advance) are subject to the satisfaction, in the sole judgment of Lender, of the following additional conditions precedent:

(a) Borrower shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.3 have been satisfied; provided, however, that any determination as to whether to fund Advances or extensions of credit shall be made by Lender in its sole discretion;

(b) each of the representations and warranties made by Borrower in or pursuant to this Agreement shall be accurate in all material respects, before and after giving effect to such Advance, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;

(c) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed either the Availability or the Facility Cap;

(d) except as disclosed in the historical financial statements, there shall be no liabilities or obligations with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect;

(e) Lender shall have received all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents;

(f) all in form and substance satisfactory to Lender in its sole discretion, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents and Warehouse Waivers and Consents with respect to any and all leases, warehouses and other locations set forth on Schedule 5.4 of the Disclosure Schedule, from such third parties as Lender and its counsel shall reasonably determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against any Borrower or Guarantor or the Collateral; and

(g)  if the instruction to the Lockbox Bank to have all funds in the Lockbox Account transferred to Lender’s Concentration Account is not in effect, Borrower shall have instructed the Lockbox Bank to have all funds transferred from the Lockbox Account to the Lender’s Concentration Account and Lender shall have received confirmation from the Lockbox Bank that it has implemented such instruction as required by Section 2.5.

V.	REPRESENTATIONS AND WARRANTIES

Each Credit Party, jointly and severally, represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1 Organization and Authority

RMS is a Delaware corporation duly organized, validly existing and in good standing under the laws of its state of formation. HMP is a Georgia corporation duly organized, validly existing and in good standing under the laws of its state of formation. Each of the Foreign Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each Credit Party (i) has all requisite corporate or entity power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be likely to have a Material Adverse Effect, and (iii) has all requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) if a Borrower, to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

5.2 Loan Documents

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any such Person or any of their respective properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any such Person, or any agreement between any such Person and its respective stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any material indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound; (iv) except as set forth herein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person; and (v) except as set forth on Schedule 5.2 to the Disclosure Schedule, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which any Credit Party is a party will constitute the legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3 Subsidiaries, Capitalization and Ownership Interests

Except, in the case of RMS for HMP and the Foreign Subsidiaries, and as listed on Schedule 5.3A to the Disclosure Schedule, the Credit Parties have no Subsidiaries. Schedule 5.3B to the Disclosure Schedule states the authorized and issued capitalization of each Credit Party other than RMS, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of each such Credit Party and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing). The ownership or partnership interests of any Credit Party that is a limited partnership or a limited liability company are not certificated, the documents relating to such interests do not expressly state that the interests are gove`rned by Article 8 of the Uniform Commercial Code, and the interests are not held in a securities account. The outstanding equity securities and/or ownership, voting or partnership interests of each Credit Party other than RMS have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 5.3C to the Disclosure Schedule owns beneficially and of record all the equity securities and/or ownership, voting or partnership interests it is listed as owning free and clear of any Liens other than Liens created by the Security Documents. Schedule 5.3D to the Disclosure Schedule also lists the directors, members, managers and/or partners of each Credit Party. Except as listed on Schedule 5.3E to the Disclosure Schedule, no Credit Party owns an interest in, participate in or engage in any joint venture, partnership or similar arrangements with any Person.

5.4 Properties

Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound. Schedule 5.4 to the Disclosure Schedule lists all real properties (and their locations) owned or leased by or to, and all other assets or property that are leased or licensed by, Borrower and all leases (including leases of leased real property) covering or with respect to such properties and assets all warehouses, fulfillment houses or other locations at which any of Borrower’s Inventory is located. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect. All warehouse, fulfillment and other agreements, if any, relating to Borrower’s Inventory are in full force and effect and no default or event of default exists thereunder or would exist with the giving of notice, the lapse of time or both.

5.5 Other Agreements

No Credit Party is (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations; (ii) in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any material agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, nor to any such Credit Party’s knowledge, is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, management or service fee with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any third-party manager with respect to any such facility.

5.6 Litigation

Except as set forth on Schedule 5.6.A. to the Disclosure Schedule, there is no other action, suit, proceeding or investigation pending or, to their knowledge, threatened against any Credit Party arising out of any death or injury resulting from the use of any devices or products manufactured, marketed, imported, distributed or sold by any Credit Party. There is no other action, suit, proceeding or investigation pending or, to their knowledge, threatened against any Credit Party that (i) questions or could prevent the validity of any of the Loan Documents or the right of any Credit Party to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect, or (iii) would reasonably be likely to result in any Change of Control or other material change in the current ownership, control or management of any Credit Party. No Credit Party has any knowledge that there is any basis for the foregoing. No Credit Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. Except as set forth on Schedule 5.6.B. to the Disclosure Schedule, there is no action, suit, proceeding or investigation (known to such Credit Party) initiated by any Credit Party currently pending that would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect. No Credit Party has any existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor other than taxes, assessments, fees and other governmental charges not yet due and payable in the ordinary course of business.

5.7 Hazardous Materials

Each Credit Party is in compliance in all material respects with all applicable Environmental Laws. No Credit Party has been notified of any material action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of any Credit Party under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law, or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.

5.8 Potential Tax Liability; Tax Returns; Governmental Reports

(a) Except as disclosed in Schedule 5.8 to the Disclosure Schedule, no Credit Party (i) has received any written communication from the Internal Revenue Service with respect to any investigation or assessment relating to such Credit Party directly, or relating to any consolidated tax return which was filed on behalf of such Credit Party, (ii) has no knowledge of any year which remains open pending tax examination or audit by the Internal Revenue Service, and (iii) has no knowledge of any information that could give rise to a tax liability or assessment to the Internal Revenue Service.

(b) Except as disclosed in Schedule 5.8 to the Disclosure Schedule, each Credit Party (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by such Credit Party, and (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that any such Credit Party is currently contesting in good faith with adequate reserves under GAAP.

5.9 Financial Statements and Reports

Except as described in Schedule 5.9 to the Disclosure Schedule, financial statements and financial information relating to the Credit Parties that have been or may hereafter be delivered to Lender by Borrower are accurate and complete and have been prepared in accordance with GAAP consistently applied with prior periods. The Credit Parties have no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect or any other event or condition that would reasonably be likely to have a Material Adverse Effect.

5.10 Compliance with Law

Each Credit Party (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Credit Party and/or its business, assets or operations, including, without limitation, HIPAA, ERISA, FDA Laws and Healthcare Laws, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, and with respect to both (i) and (ii) above except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. No Credit Party has received any notice that it is not in compliance in any respect with any of the requirements of any of the foregoing. Borrower has (a) not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) no knowledge of any amounts due but unpaid to the Pension Benefit Guaranty Corporation, or of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to the Credit Parties, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived. Each Credit Party has maintained in all material respects all records required to be maintained by all applicable Governmental Authorities as required under HIPPA, FDA Laws and Healthcare Laws and, to the knowledge of Credit Parties, there are no existing circumstances which likely would result in material violations of HIPAA, FDA Laws or Healthcare Laws.

5.11 Intellectual Property

Except as set forth on Schedule 5.11 to the Disclosure Schedule, the Credit Parties do not own, license or utilize, and are not a party to, any patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, trade names, software or licenses material to and currently or reasonably envisioned to be used in the Credit Parties’ business (collectively, the “Intellectual Property”).

5.12 Licenses and Permits; Labor

Each Credit Party is in compliance with and has all Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its businesses where the failure to have such permits and Intellectual Property is likely to result in a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others. No Credit Party is (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be likely to have a Material Adverse Effect.

5.13 No Default

There does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default.

5.14 Disclosure

Except as set forth on Schedule 5.14 to the Disclosure Schedule, no Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of any Credit Party in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by any Credit Party in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to any Credit Party which has not been disclosed to Lender in writing which would reasonably be likely to have a Material Adverse Effect.

5.15 Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as contemplated by the Loan Documents or as otherwise set forth on Schedule 5.15A to the Disclosure Schedule, Borrower (i) has no outstanding Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or in connection with any items listed on Schedule 5.15A to the Disclosure Schedule and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a material breach, default or event of default thereunder. Schedule 5.15B to the Disclosure Schedule sets forth all Indebtedness with a maturity date during the Term of the Revolving Facility, and identifies such maturity date.

5.16 Other Agreements

Except as set forth on Schedule 5.16 to the Disclosure Schedule, (i) there are no material existing or proposed agreements, arrangements, understandings or transactions between any Credit Party and any of its officers, managers, directors, five (5%) percent stockholders, employees or Affiliates or any members of their respective immediate families, and (ii) none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, to such Credit Party’s knowledge, any Affiliate of such Credit Party or any Person that competes with the Credit Party (except that any such Persons may own stock in (but not exceeding two (2%) percent of the outstanding capital stock of) any publicly traded company that may compete with the Credit Parties.

5.17 Insurance

The Credit Parties have in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such material insurance policies are listed and described on Schedule 5.17 to the Disclosure Schedule.

5.18 Names; Location of Offices, Records and Collateral

During the preceding five years, no Credit Party has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A to the Disclosure Schedule. Each Credit Party is the sole owner of all of its names listed on Schedule 5.18A to the Disclosure Schedule, and any and all business done and invoices issued in such names are such Credit Party’s sales, business and invoices. Each trade name of any Credit Party represents a division or trading style of such Credit Party. Each Credit Party maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18B to the Disclosure Schedule, and all Accounts of Borrower arise, originate and are located, and all of the Collateral, including Inventory, and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall only be located, in and at such locations. Except as set forth on Schedule 5.18C to the Disclosure Schedule, all of the Collateral is located only in the continental United States.

5.19 Non-Subordination

The Obligations are not subordinated in any way to any other obligations of any Credit Party or to the rights of any other Person except for Permitted Liens.

5.20 Accounts and Inventory

(a) In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender, (i) each Account of Borrower is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) each Account of Borrower arises out of a completed, bona fide sale and delivery of goods or rendering of services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (iii) each Account of Borrower is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of services, a copy of which has been furnished or is available to Lender upon Lender’s request, (iv) each Account of Borrower together with Lender’s security interest therein, is not and will not be in the future (by voluntary act or omission by Borrower), subject to any offset, lien (other than Permitted Liens), deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason, (v) to the knowledge of Borrower, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Account of Borrower or reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (vi) (A) the Account Debtor under each Account of Borrower had the capacity to contract at the time any contract or other document giving rise thereto was executed and (B) to the knowledge of Borrower each such Account Debtor is solvent, (vii) to the knowledge of Borrower there are no proceedings or actions which are pending or threatened against any Account Debtor under any Account of Borrower which might result in any Material Adverse Change in such Account Debtor’s financial condition or the collectability thereof, (viii) each Account of Borrower has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and, (ix) Borrower has obtained and currently has all material Permits necessary in the generation of each Account of Borrower.

(b) In determining which Inventory is Eligible Inventory, Lender may rely on all statements and representations made by Borrower with respect to any Inventory. Unless otherwise indicated in writing to Lender (including, without limitation, any Borrowing Certificate), (i) Borrower has at all times maintained correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory in all material respects, Borrower’s cost therefore and daily withdrawals therefrom and additions thereto; (b) has not removed any Inventory from the locations set forth or permitted herein, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) except as set forth on Schedule 5.22 to the Disclosure Schedule, has manufactured, produced, labeled, packaged, used, stored, shipped, distributed, marketed and maintained Inventory with all reasonable care and caution and in accordance with material applicable standards of any insurance and in material conformity with applicable laws (including the requirements of FDA Laws and the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) except as set forth on Schedule 5.20 to the Disclosure Schedule, has not sold Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (e) has kept Inventory in good and marketable condition; (f) except as set forth on Schedule 5.20 to the Disclosure Schedule, has not acquired or accepted any Inventory on consignment or approval; and (g) has not permitted Inventory to be subject to any Lien except Liens in favor of Lender and Permitted Liens.

5.21	Food and Drug Administration Approvals

With respect to all notifications, applications, registrations, listings and other filings made with the United States Food and Drug Administration (collectively, the “FDA Filings”) by or on behalf of Borrower, none of the FDA Filings contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained in the applicable filing, in light of the circumstances under which they were made, misleading. To Borrower’s knowledge, the FDA Filings contain all information required or necessary as a condition to approval by the United States Food and Drug Administration of products manufactured, marketed, sold or distributed by Borrower, and Borrower has no knowledge of any denial or reasonable basis for denial of approval of the FDA Filings and /or the medical device 510K filings with respect to products and devices manufactured, imported, marketed, sold or distributed by Borrower.

5.22	Product Recalls

Except as set forth on Schedule 5.22 to the Disclosure Schedule, there are to Borrower’s knowledge, based upon reasonable investigation and inquiry, no existing or threatened complaints, adverse events, allegations or other facts or circumstances known to Borrower upon which a claim could be based, against Borrower alleging that any products or devices manufactured, imported, marketed, sold or distributed by Borrower caused or contributed to the death or injury of any person or malfunctioned or are otherwise defective, whether by reason of design, manufacture or otherwise, or fail to meet any product or service warranties or any applicable standard or specifications of any Governmental Authority (including, but not being limited to, the United States Food and Drug Administration). Except as set forth on Schedule 5.22 to the Disclosure Schedule, Borrower has not issued nor been directed to issue any recalls or withdrawals of any products or devices manufactured, imported, marketed, sold or distributed by Borrower nor has Borrower received or otherwise have knowledge of any complaints, adverse events, allegations or other circumstances giving rise to or indicating a need for a recall or withdrawal of any such products and devices.

5.23	Foreign Subsidiaries

The Foreign Subsidiaries (i) do not engage in any business operations or activities other than the employment of individuals within their jurisdiction of organization for the benefit of Borrower, (ii) do not possess any properties or assets other than the minimum capitalization requirements of such jurisdictions, (iii) are not liable or obligated for any Indebtedness, liabilities or other obligations of any kind, direct or contingent, whether or not required to be reflected on a balance sheet, (iv) have not created, incurred, assumed or suffered to exist any Lien upon, in or against, or pledge of, any of their properties or assets or any of their shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired and (v) are not a party to any contract, agreement or undertaking with any Person other than this Agreement and any employment agreements with their employees.

5.24	Inactive Subsidiaries

The Inactive Subsidiaries (i) do not engage in any business operations or activities, (ii) do not possess any properties or assets other than the minimum capitalization requirements of such jurisdictions, (iii) are not liable or obligated for any Indebtedness, liabilities or other obligations of any kind, direct or contingent, whether or not required to be reflected on a balance sheet, (iv) have not created, incurred, assumed or suffered to exist any Lien upon, in or against, or pledge of, any of their properties or assets or any of their shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, (v) are not a party to any contract, agreement or undertaking with any Person other than this Agreement and any employment agreements with their employees and (vi) will be dissolved and liquidated by July 31, 2006.

5.25	Survival

Each Credit Party makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility.

VI.	AFFIRMATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

6.1 Financial Statements, Borrowing Certificate, Financial Reports and Other Information

(a) Financial Reports. In addition to providing the Borrowing Certificate in accordance with Section 2.4, the Credit Parties shall furnish to Lender (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower (or such earlier date required by the laws, regulations and rules of the SEC), audited annual consolidated and consolidating financial statements of the Credit Parties, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and stockholders’ equity for such completed fiscal year, which financial statements shall be audited and certified, without qualification in the Report of Independent Registered Public Accounting Firm on the Financial Statements included in its Form 10-K (Lender acknowledging that material weaknesses in internal control shall not be treated as such a qualification), by an independent certified public accounting firm reasonably acceptable to Lender (Lender acknowledging that Stonefield Josephson, LLP is an acceptable certified public accounting firm) and accompanied by related management letters, if any, and (ii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited consolidated and consolidating financial statements of the Credit Parties consisting of a balance sheet and statements of income, retained earnings, cash flows and stockholders’ equity as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP which shall be consistently applied with prior periods except as required by GAAP or the Borrower’s certified public accounting firm. With each such financial statement, the Credit Parties shall also deliver a certificate of their chief financial officer in substantially the form of Exhibit B hereto (a “Compliance Certificate”) stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of the Credit Parties, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) the Credit Parties are in compliance with all financial covenants attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form reasonably satisfactory to Lender.

(b) Other Materials. The Credit Parties shall furnish to Lender as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) copies of such financial statements (other than those required to be delivered pursuant to Section 6.1(a)) prepared by, for or on behalf of the Credit Parties and any other notes, reports and other materials related thereto, including, without limitation, any pro forma financial statements, (ii) any reports, returns, information, notices and other materials that the Credit Parties are required to file with the SEC or shall otherwise send to their stockholders, partners or other equity owners at any time, (iii) if requested by Lender copies of licenses and permits required by any applicable federal, state, foreign or local law, statute ordinance or regulation or Governmental Authority for the operation of its business, (iv) within twenty (20) calendar days after the end of each calendar month for such month, a sales and collection report and accounts receivable and accounts payable aging schedule, including a report of sales, credits issued and collections received, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, (v) within ten (10) Business Days of receipt thereof, copies of any final reports submitted to the Credit Parties by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, (vi) within fifteen (15) calendar days after the execution thereof, a copy of any contracts with the federal government or with a Governmental Authority in the State of New York, Vermont or Washington, and (vii) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time.

  (c) Notices. The Credit Parties shall promptly, and in any event within three (3) Business Days after any Credit Party or any authorized officer of any Credit Party obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by any Credit Party or otherwise affecting or involving or relating to any Credit Party or any of its property or assets to the extent (A) the amount in controversy exceeds $75,000, or (B) to the extent any of the foregoing seeks injunctive or declarative relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be likely to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by any Credit Party from any payor of a claim, suit or other action such payor has, claims or has filed against such Credit Party, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including, without limitation, claims or disputes in the amount of $10,000 or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by any Credit Party to any other lender of the Credit Parties, which notice to Lender shall be accompanied by a copy of the applicable notice given to the other lender, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability, (viii) receipt of any notice by Borrower regarding termination or threatened termination of any material lease of real property leased by any Credit Party, (ix) any Account becoming evidenced or secured by an Instrument or Chattel Paper, (x) receipt of any notice from any Account Debtor under a material contract notifying Borrower of a material breach under or termination of such contract, (xi) the recall or withdrawal of any products or devices manufactured, imported, marketed, distributed or sold by the Credit Parties (or the issuance of any order or directive by any Governmental Authority requiring such a recall or withdrawal), (xii) the withdrawal by the United States Food and Drug Administration or other applicable Governmental Authority of any required approval or clearance for any product or device manufactured, imported, marketed, distributed or sold by the Credit Parties, or (xiii) receipt of any notice by any Credit Party regarding the termination or threatened termination of any material license, technology transfer, distribution, supplier or other material agreement relating to the products and devices manufactured, imported, marketed, distributed or sold by such Credit Party.

(d) Consents. The Credit Parties shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary in its Permitted Discretion, each of which must be satisfactory to Lender in its Permitted Discretion, with respect to (i) the Loan Documents and the transactions contemplated thereby, (ii) claims against any Credit Party or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which any Credit Party is a party or by which any properties or assets of any Credit Party or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases and Warehouse Waivers and Consents with respect to warehouse, fulfillment and similar agreements.

(e) Operating Budget. Borrower shall furnish to Lender on or prior to the Closing Date its original 2005 budget, together with a preliminary financial forecast for 2006 and for each fiscal year of Borrower thereafter not more than thirty (30) calendar days subsequent to the commencement of such fiscal year or earlier if such a plan has been approved by its Board of Directors prior to such 30 day period, consolidated and consolidating month by month projected operating budgets, annual projections, profit and loss statements, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), in each case prepared in accordance with GAAP (except for the omission of footnotes and other disclosures required in its SEC filings) consistently applied with prior periods
.
6.2 Payment of Obligations

Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations.

6.3 Conduct of Business and Maintenance of Existence and Assets

Each Credit Party shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the medical device or similar lines of business substantially as heretofore conducted, (iii) use its best efforts to collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by such Credit Party using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements of its material properties, assets and equipment, as determined by such Credit Party using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect, and (vii) remain in good standing and maintain operations in all jurisdictions in which currently located unless the Borrower determines that it is not commercially reasonable to maintain operations in all such jurisdictions in its reasonable business judgment and such determination shall not result in a Material Adverse Effect.

6.4 Compliance with Legal and Other Obligations

The Credit Parties shall (i) comply with all material laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, including HIPAA, FDA Laws and Healthcare Laws, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP, (iii) perform in accordance with its terms each material contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform could not reasonably be expected to have a Material Adverse Effect, and (iv) maintain and comply with all material Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business.

6.5 Insurance

Each Credit Party shall (i) keep all of its insurable properties and assets including without limitation Inventory that is in transit (whether by vessel, air or land) adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law (and with respect to Inventory that is in transit, maintain insurance covering the same for its full replacement cost under all risk insurance policies endorsed to cover all risks required by Lender and with such amounts of coverage and deductibles as Lender determines, in its Permitted Discretion, issued by such insurance carriers as are reasonably acceptable to Lender), including, without limitation, products liability insurance; and maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of the Credit Parties; and (ii) maintain insurance under all applicable workers’ compensation laws; all of the foregoing insurance policies to (A) be reasonably satisfactory in form and substance to Lender, (B) name Lender as loss payee and additional insured thereunder, and (C) expressly provide that they cannot be altered, amended, modified or canceled without thirty (30) Business Days prior written notice to Lender and that they inure to the benefit of Lender notwithstanding any action or omission or negligence of or by the Credit Parties or any insured thereunder.

6.6 True Books

The Credit Parties shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

6.7 Inspections; Periodic Audits and Reappraisals

The Credit Parties shall permit the representatives of Lender, at the expense of the Credit Parties, from time to time during normal business hours upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts and Inventory with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing). Lender is also authorized, from time to time to conduct or obtain at the Credit Parties’ expense, but not more frequently than quarterly, audits, except upon or after the occurrence of a Default or Event of Default, and obtain at the Credit Parties’ expense, but not more frequently than annually, updated appraisals and examinations of Inventory by appraisers and examiners acceptable to the Lender in its Permitted Discretion, except upon or after the occurrence of a Default or Event of Default.

6.8 Further Assurances; Post Closing

At the Credit Parties’ cost and expense, each Credit Party shall (i) take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may reasonably request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, and (ii) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8 hereto.

6.9 Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, the Credit Parties shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Lender may deem proper and necessary in its Permitted Discretion shall have been made.

6.10 Lien Searches

If Liens other than Permitted Liens exist, the Credit Parties immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

6.11 Use of Proceeds

Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in the first “WHEREAS” clause of this Agreement.

6.12 Collateral Documents; Security Interest in Collateral

The Credit Parties shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral subject to Permitted Liens (and each Credit Party irrevocably grants Lender the right, at Lender's option, to file any or all of the foregoing), (ii) immediately upon learning thereof, report to Lender any reclamation, return or repossession of goods in excess of $10,000 (individually or in the aggregate), and (iii) defend the Collateral and Lender’s perfected first priority Lien thereon, except for Permitted Liens, against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, in-house documentation and diligence fees and legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations.

6.13 Right of First Refusal

If at any time any Credit Party or any of their respective Affiliates receives from a third party an offer, term sheet or commitment or makes a proposal accepted by any Person (each, an “Offer”) which provides for any type of financing (other than an offering of common stock or other equity securities which do not contain or enjoy debt or debt like features, including preferred equity securities and warrants, which are not convertible or exchangeable into debt instruments or which may otherwise be characterized, whether for accounting or income tax purposes as debt) to or for a Credit Party or any of its Affiliates, such Credit Party, on behalf of itself or such Affiliate, shall immediately notify such third party making the offer of Lender’s rights under this Section 6.13, and further shall immediately notify Lender of the Offer in writing (including all material terms of the Offer). Lender shall have thirty (30) calendar days after Receipt of such notice (the “Option Period”) to agree to provide similar financing in the place of such Person upon substantially the same terms and conditions (or terms more favorable to such Credit Party or Affiliate) as set forth in the Offer. Lender shall notify Credit Party or Affiliate in writing of Lender’s acceptance of the Offer pursuant hereto (the “Acceptance Notice”), in which case Credit Party or such Affiliate shall obtain, such financing from Lender and shall not accept the Offer from such other Person. If no Acceptance Notice has been Received from Lender within the Option Period, Credit Party or Affiliate may consummate the Offer with the other Person on the terms and conditions set forth in the Offer (the “Transaction”); provided, however, that none of foregoing or any failure by Lender to issue an Acceptance Notice shall be construed as a waiver of any of the terms, covenants or conditions of any of the Loan Documents. If the Transaction is not consummated on the terms set forth in the Offer or with the Person providing the Offer or during the ninety (90) calendar day period following the expiration of the Option Period, such Credit Party shall not be permitted, and shall not permit its Affiliate, to consummate the Transaction without again complying with this Section 6.13. The provisions of this Section 6.13 shall survive the payment in full of the Obligations and termination of this Agreement for a period of one month. For purposes of this Section 6.13, “Lender” shall include CapitalSource Finance LLC and any of its parents, subsidiaries or Affiliates.

6.14 Taxes and Other Charges

(a)  All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts reasonably necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as reasonably determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.14 it shall promptly notify Borrower of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.14 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(b) Each Credit Party shall promptly, and in any event within five (5) Business Days after such Credit Party or any authorized officer of such Credit Party obtains knowledge thereof, notify Lender in writing of any oral or written communication from the Internal Revenue Service or otherwise with respect to any (i) tax investigations, relating to the Credit Party directly, or relating to any consolidated tax return which was filed on behalf of any Credit Party, (ii) notices of tax assessment or possible tax assessment, (iii) years that are designated open pending tax examination or audit, and (iv) information that could give rise to a tax liability to or assessment by the Internal Revenue Service.

6.15 Payroll Taxes

Without limiting or being limited by any other provision of any Loan Document, the Credit Parties at all times shall retain and use a Person reasonably acceptable to Lender to process, manage and pay its payroll taxes and shall cause to be delivered to Lender within ten (10) calendar days after the end of each calendar month a report of its payroll taxes for the immediately preceding calendar month and evidence of payment thereof.

6.16	Inventory Covenants

With respect to the Inventory, Borrower: (a) shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefore and daily withdrawals therefrom and additions thereto; (b) shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, which consent shall not be unreasonably denied or delayed, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) shall produce, use, store, ship and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including FDA Laws and the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (e) shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory unless Borrower excludes such Account from the Borrowing Base for Eligible Accounts and separately states such exclusion on the Borrowing Certificate; (f) shall keep the Inventory in good and marketable condition; and (g) shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

6.17 Inactive Subsidiaries

The Inactive Subsidiaries shall be dissolved and liquidated in accordance with applicable law not later than July 31, 2006. The Credit Parties shall provide objective evidence of the dissolution of each of the Inactive Subsidiaries not later than ten (10) days following the effective date of its dissolution.

VII.	NEGATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all of the Obligations and termination of this Agreement without the prior written consent of Lender:

7.1	Financial Covenants

The Credit Parties shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

7.2	Permitted Indebtedness

No Credit Party shall create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”), each category of which is cumulative to all other categories: (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 7.2 to the Disclosure Schedule, (iii) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred pursuant to purchase money Liens permitted by Section 7.3(v), provided that the aggregate amount of such Capitalized Lease Obligations and purchase money indebtedness outstanding at any time shall not exceed $250,000, (iv) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights pursuant to a subordination agreement in form and substance reasonably satisfactory to Lender; (v) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than 120 calendar days from the billing date or more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Credit Parties’ independent accountants shall have been reserved; and (vi) borrowings incurred in the ordinary course of business and not exceeding $25,000 individually or in the aggregate outstanding at any one time, provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights pursuant to a subordination agreement in form and substance reasonably satisfactory to Lender; and (vii) Permitted Subordinated Debt. The Credit Parties shall not make prepayments on any existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between the Credit Parties and Lender.

7.3 Permitted Liens

No Credit Party shall create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iii) (A) statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen, mechanics, and materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing Indebtedness permitted under Section 7.2(iii), or (B) in connection with the purchase by such Person of equipment in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder, and (vi) Liens disclosed on Schedule 7.3 to the Disclosure Schedule.

7.4 Investments; New Facilities or Collateral; Subsidiaries

No Credit Party, directly or indirectly, shall (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person (other than a Credit Party) or any joint venture (other than as part of its regular cash management activities), or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, and (C) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). No Credit Party, directly or indirectly, shall purchase, own, operate, hold, warehouse, store, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 5.18B to the Disclosure Schedule unless the Credit Party shall provide to Lender at least thirty (30) Business Days prior written notice. The Credit Parties shall have no Subsidiaries other than those Subsidiaries, if any, existing at Closing and those Subsidiaries set forth in Schedule 5.3A to the Disclosure Schedule.

7.5 Dividends; Redemptions

No Credit Party shall (i) declare, pay or make any dividend or Distribution on any shares of capital stock or other securities or interests other than dividends or Distributions payable in its stock, of split-ups or reclassifications of its stock (although HMP may pay dividends and Distributions to RMS), (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that a Credit Party may redeem its capital stock from terminated employees pursuant to, but only to the extent required under the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be cause by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, or (iv) make any payment of any management or service fee, and provided further, that no Credit Party shall not make or suffer to exist any such payment described in (i) through (iv) above if a Default or Event of Default has occurred and is continuing or would result therefrom.

7.6 Transactions with Affiliates

No Credit Party shall enter into or consummate any transaction of any kind with any of its Affiliates or any other Credit Party or any of their respective Affiliates other than: (i) salary, bonus, employee stock option and other compensation and employment or consulting arrangements with directors or officers in the ordinary course of business, provided, that no payment of any bonus shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) Distributions and dividends permitted pursuant to Section 7.5, (iii) transactions with Lender or any Affiliate of Lender, and (iv) payments permitted under and pursuant to written agreements entered into by and between a Credit Party and one or more of its Affiliates that either (A) reflect and constitute transactions on overall terms at least as favorable to the Credit Party as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, or (B) are subject to such terms and conditions as determined by Lender in its sole discretion; provided, that notwithstanding the foregoing no Credit Party shall (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payment to any of its Affiliates in excess of $25,000 without the prior written consent of Lender.

7.7 Charter Documents; Fiscal Year; Name; Jurisdiction of Organization; Dissolution; Use of Proceeds

No Credit Party shall (i) amend, modify, restate or change its certificate of incorporation or bylaws or similar charter documents in a manner that would be adverse to Lender, (ii) change its fiscal year unless the Credit Party demonstrates to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) without at least 20 days prior written notice to Lender, change its name or change its jurisdiction of organization, (iv) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (v) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, or (vi) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U or X of the Board of Governors of the Federal Reserve System.

7.8 Truth of Statements

No Credit Party shall furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.9 IRS Form 8821

No Credit Party shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to the Conditions Precedent in Section 4.1 hereof.

7.10  Transfer of Assets

Notwithstanding any other provision of this Agreement or any other Loan Document, no Credit Party shall sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets (other than obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business and sales of Inventory in the ordinary course of business), or agree to do any of the foregoing at any future time without written approval in advance from the Lender, except that:

(a) a Credit Party may lease (as lessee) real or personal property or surrender all or a portion of a lease of the same, in each case in the ordinary course of business (so long as such lease does not create or result in and is not otherwise a Capitalized Lease Obligation prohibited under this Agreement), provided that a Landlord Waiver and Consent and such other consents as are reasonably required by Lender are signed and delivered to Lender with respect to any lease of real or other property, as applicable;

(b) a Credit Party may arrange for warehousing, fulfillment or storage of Inventory at locations not owned or leased by a Credit Party in each case in the ordinary course of business, provided that a Warehouse Waiver and Consent and such other consents as are reasonably required by Lender are signed and delivered to Lender with respect to any such location;

(c) a Credit Party may license or sublicense Intellectual Property or customer lists from third parties in the ordinary course of business, provided, that such licenses or sublicenses shall not interfere with the business or other operations of any Credit Party and that such Credit Party’s rights, title and/or interest in or to such Intellectual Property and customer lists and interests therein are pledged to Lender as further security for the Obligations and included as part of the Collateral; and

(d) a Credit Party may consummate such other sales or dispositions of property or assets (including any sale or transfer or disposition of all or any part of its assets and thereupon and within one year thereafter rent or lease the assets so sold or transferred) only to the extent prior written notice has been given to Lender and to the extent Lender has given its prior written consent thereto, subject in each case to such conditions as may be set forth in such consent.

7.11 Payment on Permitted Subordinated Debt

No Credit Party shall (i) make any prepayment of any part or all of any Permitted Subordinated Debt, (ii) repurchase, redeem or retire any instrument evidencing any such Permitted Subordinated Debt prior to maturity, or (iii) enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Permitted Subordinated Debt except as permitted in the Master Subordination Agreement or such other Subordination Agreement relating to such Permitted Subordinated Debt.

7.12 Foreign Subsidiaries

The Foreign Subsidiaries shall not (i) engage in any business operations or activities other than the employment of individuals within their jurisdiction of organization for the benefit of Borrower, (ii) own or possess any properties or assets other than the minimum capitalization requirements of such jurisdictions, (iii) become liable or obligated for any Indebtedness, liabilities or other obligations of any kind, direct or contingent, whether or not required to be reflected on a balance sheet, (iv) create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of their properties or assets or any of their shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, (v) become a party to any contract, agreement or undertaking with any Person other than this Agreement and any employment agreements with their employees or (vi) permit RMS to own less than 100% of the their issued and outstanding shares of capital stock.

7.13 Inactive Subsidiaries

The Inactive Subsidiaries shall not (i) engage in any business operations or activities, (ii) own or possess any properties or assets other than the minimum capitalization requirements of such jurisdictions, (iii) become liable or obligated for any Indebtedness, liabilities or other obligations of any kind, direct or contingent, whether or not required to be reflected on a balance sheet, (iv) create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of their properties or assets or any of their shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, (v) become a party to any contract, agreement or undertaking with any Person other than this Agreement and any employment agreements with their employees, (vi) permit RMS or HMP, as applicable, to own less than 100% of the their issued and outstanding shares of capital stock.

VIII.	EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) The Credit Parties shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b) any representation, statement or warranty made or deemed made by any Credit Party in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c) any Credit Party or other party thereto other than Lender shall be in material violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.1(c), 6.2, 6.3, 6.5, 6.8, 6.9, 6.11, and 6.16 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default but no Advances will be made during the cure period;

(d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Lender pursuant to the Security Documents other than resulting from Lender’s failure to file a continuation statement under the Uniform Commercial Code;

(e) one or more tax assessments, judgments or decrees is rendered against any Credit Party in an amount in excess of $25,000 individually or $50,000 in the aggregate at any one time, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered but no Advances will be made before the judgment is stayed, vacated or discharged;

(f) (i) any default occurs, which is not cured or waived, (a) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Credit Party in excess of $25,000, (b) in the performance, observance or fulfillment of any material provision contained in any material agreement, contract, document or instrument to which any of the Credit Parties is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness in excess of $25,000 to accelerate the maturity thereof, or (c) in the performance, observance or fulfillment of any material provision contained in any agreement, contract, document or instrument between any Credit Party and Lender or any Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness of any Credit Party in excess of $25,000 is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) in excess of $25,000 is not paid when due or within any applicable grace period, or any such obligation in excess of $25,000 becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g) any Credit Party shall (i) be unable to pay its debts generally as they become due, (ii) have total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) that exceed its assets, at a Fair Valuation, (iii) have an unreasonably small capital base with which to engage in its anticipated business, (iv) file a petition under any insolvency statute, (v) make a general assignment for the benefit of its creditors, (vi) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (vii) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(h) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of forty-five (45) calendar days, (B) shall approve a petition filed against any Credit Party seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within forty-five (45) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Credit Party or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within forty-five (45) calendar days, or (ii) there is commenced against any Credit Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute and either (A) any such proceeding or petition is not unconditionally dismissed within forty-five (45) calendar days after the date of commencement, or (B) any Credit Party takes any action to indicate its approval of or consent to any such proceeding or petition, but no Advances will be made before any such order, judgment or decree described above is stayed, vacated or discharged, any such petition described above is dismissed, or any such custody or control described above is relinquished;

(i) (a) any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (b) any Material Adverse Effect, or Material Adverse Change occurs or is reasonably expected to occur, or (c) any Credit Party ceases a material portion of its business operations as currently conducted;

(j) Lender receives any indication or evidence that any Credit Party may have directly or indirectly been engaged in any type of activity which, in Lender’s judgment, might result in forfeiture of any property to any Governmental Authority which shall have continued unremedied for a period of ten (10) Business Days after written notice from Lender (but no Advances will be made before any such activity ceases);

(k) an Event of Default occurs under any other Loan Document;

   (l) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $50,000 in the aggregate;

(m) any Credit Party or any of their respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;

(n) the issuance of any process for levy, attachment or garnishment or execution with respect to an amount owing of at least $25,000 upon or prior to any judgment against any Credit Party or any of its properties or assets which is not stayed or removed within ten (10) Business Days;

(o) the approval or clearance of any product or device manufactured, imported, marketed, distributed or sold by any Credit Party is withdrawn by the United States Food and Drug Administration, which withdrawal is reasonably expected to result in a Material Adverse Effect or Material Adverse Change;

(p) any product or device manufactured, imported, marketed, distributed or sold by any Credit Party is recalled or withdrawn by such Credit Party or ordered or directed by any Governmental Authority, which recall or withdrawal is reasonably expected to result in a Material Adverse Effect or Material Adverse Change; or

(q) any Credit Party does, or enters into or becomes a party to any agreement or commitment to do, or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);

then, and in any such event, notwithstanding any other provision of any Loan Document, Lender may, without notice or demand, do any of the following: (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and (ii) elect all or any of the Loans and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(d), (g), (h) or (i)(iii), in which event all of the foregoing shall automatically and without further act by Lender be due and payable, provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section 8(d), there shall be a five (5) Business Day cure period but no Advances will be made during any such cure period) commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

IX.	RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in the Loan Documents, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of the Credit Parties held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Credit Party, as applicable, might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Credit Party shall resist or interfere with such action, (vii) at the Credit Parties’ expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (viii) reduce or otherwise change the Facility Cap, (ix) assess the Non-Compliance Fee, and/or (x) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that any Credit Party fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan Document unless the Credit Parties are in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral, including the payment of rent, warehouse fees, insurance or other charges under any Landlord Waiver and Consent or Warehouse Waiver and Consent. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b)  Each Credit Party agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to any Credit Party. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by the Credit Parties which right is hereby waived and released. Each Credit Party covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2 Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting the Credit Parties’ business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys' fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein; (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefore is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to the Credit Parties, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that the Credit Parties shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

9.3 Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the business of the Credit Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4 Rights and Remedies not Exclusive

Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.	WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers

Except as expressly provided for herein, each Credit Party hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. To the extent permitted by applicable law, each Credit Party hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to any Credit Party in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on any Credit Party's behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof.  In each such case, each Credit Party hereby waives the right to dispute Lender's action based upon such request or other communication, absent manifest error.

10.2 Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Credit Party or operate as a waiver of such provision or affect the liability of any Credit Party or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4	Cooperation in Discovery and Litigation

In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, each Credit Party waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of any Credit Party for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and/or (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and/or other things under its control and relating to the dispute.

XI.	EFFECTIVE DATE AND TERMINATION

11.1 Termination and Effective Date Thereof

(a) Subject to Lender’s right to terminate and cease making Advances upon or after any Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in full in cash of all Obligations, unless terminated sooner as provided in this Section 11.1. Borrower may terminate this Agreement at any time upon not less than sixty calendar days’ prior written notice to Lender and upon full performance and indefeasible payment in full in cash of all Obligations on or prior to such sixtieth calendar day after Receipt by Lender of such written notice. All of the Obligations shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the “Termination Date”); provided that, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the sixty calendar days’ prior written notice period. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Lender under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash. Once all of the Obligations have been fully performed and indefeasibly paid in full in cash, Lender agrees to promptly terminate any and all effective financing statements or other filings made with any governmental agency to perfect Lender’s security interest in the Collateral.

(b) If the Revolving Facility is terminated for any reason, including (without limitation) if (i) Borrower terminates the Revolving Facility under this Section 11.1, (ii) Borrower voluntarily or involuntarily repays the Obligations (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Lender’s exercising its right of set off or otherwise; (iii) the Obligations are accelerated by Lender (each of the events described in (i), (ii) and (iii) above being hereinafter referred to as, a “Revolver Termination”), then at the effective date of any such Revolver Termination, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), to compensate Lender for the loss of bargain and not as a penalty, an amount equal to the applicable Minimum Termination Fee.

11.2 Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by any Credit Party in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash and, except as provided in the following sentence, shall then terminate. The obligations and provisions of Sections 3.4, 3.5, 6.13, 10.1, 10.3, 11.1, 11.2, 12.4, 12.7 and 12.10 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII.	MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against any Credit Party with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, each Credit Party (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in Maryland, that Lender has accepted in Maryland the Loan Documents executed by the Credit Parties and has disbursed Advances under the Loan Documents in Maryland. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

12.2 Successors and Assigns; Participations; New Lenders

The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of the Loan, any Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons’ other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party, creditor or incidental beneficiary of any Credit Party. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person’s duty of performance. EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, LOANS, ANY NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”). Each Transferee shall have all of the rights and benefits with respect to the Loans, Obligations, any Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein; provided that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such participation not been effected. Lender shall notify Borrower in writing of any such transfer before Lender or Transferee may declare an Event of Default or assess any late fees, default interest or other similar remedies for the failure to pay the appropriate party. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document, provided, that, such Transferee agrees to be bound the confidentiality provisions set forth in Section 12.10 of this Agreement.

12.3 Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

12.4 Indemnity

Each of the Credit Parties jointly and severally shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which any Credit Party is responsible to pay or indemnify, each Credit Party expressly agrees that its indemnification obligations include the allocable costs of such in-house counsel. Lender agrees to give the Credit Parties reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 12.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to the Credit Parties’ consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any Insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause the Credit Parties’ Insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Credit Party has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Lender shall promptly pay to the Credit Parties the amount of such recovery.

12.5 Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement (but, in the case of any Credit Party, to the Borrower Agent at the Borrower Agent’s address so set forth), or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile transmission or e-mail via the internet, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6 Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7 Expenses

The Credit Parties shall pay, whether or not the Closing occurs, all costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with the Credit Parties, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, and/or (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which the Credit Parties are responsible to pay or indemnify, each Credit Party expressly agrees that its Obligations include the allocable costs of such in-house counsel Without limiting the foregoing, the Credit Parties shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8 Entire Agreement

This Agreement and the other Loan Documents to which any Credit Party is a party constitute the entire agreement between any such Credit Party and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by the Credit Parties and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and the Credit Parties. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

12.9 Lender Approvals

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

12.10 Confidentiality and Publicity

(a)  Except as required by law, Lender and Lender’s agents shall hold all non-public, proprietary or confidential information (which has been identified as such by the Credit Parties) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature for a public company and in accordance with safe and sound lending practices; however, Lender and Lender’s agents may disclose any such information to their Affiliates, outside auditors, counsel, consultants, operators, rating agencies, lenders and funding sources and other professional advisors in connection with this Agreement, or as required in connection with any contemplated sale, assignment or transfer of any Note, Obligations or the Collateral, or as required or requested by any governmental authority or representative thereof or in connection with the enforcement hereof or of any other Loan Document or pursuant to legal process; provided, however, that any proposed Transferee shall have agreed in writing to be bound by the terms of this Section 12.10. RMS has caused all such non-public, proprietary or confidential information to be delivered to Lender and its agents in reliance upon this subsection (a) and upon Rule 100(b)(2)(ii) of Regulation FD as promulgated by the Securities and Exchange Commission.
Notwithstanding the foregoing, but subject to subsection (b) below, immediately upon the Closing Date, or upon any material change thereafter, the Borrower intends to disclose the terms of the Revolving Facility in a press release and intends to file the agreement, or subsequent amendments thereof with the SEC.

(b) Each Credit Party agrees to submit to Lender and Lender reserves the right to review and approve upon all materials that such Credit Party or any of its Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. However, Lender agrees that such approval shall not be unreasonably withheld and that the Borrower shall be permitted to make required public filings if in the opinion of Borrower’s Legal Counsel such disclosures are required by law. No Credit Party shall, and shall not permit any of its Affiliates to, use Lender’s name (or the name of any of Lender’s Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Lender’s prior written consent. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lender.

(c) Each Credit Party hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use such Credit Party’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

12.11 Release of Lender

Notwithstanding any other provision of any Loan Document, each Credit Party voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or Insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing. Each Credit Party acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Advances.

12.12	Agent

Lender and its successors and assigns hereby (i) designate and appoint CapitalSource Finance LLC, a Delaware limited liability company, and its successors and assigns ("CapitalSource"), to act as agent for Lender and its successors and assigns under this Agreement and all other Loan Documents, (ii) irrevocably authorize CapitalSource to take all actions on its behalf under the provision of this Loan Agreement and all other Loan Documents, and (iii) to exercise all such powers and rights, and to perform all such duties and obligations hereunder and thereunder.  CapitalSource, on behalf of Lender, shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement and all other Loan Documents.  Each Credit Party acknowledges that Lender and its successors and assigns transfer and assign to CapitalSource the right to act as Lender's agent to enforce all rights and perform all obligations of Lender contained herein and in all of the other Loan Documents.  Each Credit Party shall within ten (10) Business Days after Lender's reasonable request, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, amendments, assignments, instructions or documents as Lender may request to evidence the appointment and designation of CapitalSource as agent for Lender and other financial institutions from time to time party hereto and to the other Loan Documents.

12.13	Agreement Controls

In the event of any inconsistency between this Agreement and any other Loan Documents, the terms of this Agreement shall control.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit and Security Agreement as of the date first written above.

CREDIT PARTIES:	RITA MEDICAL SYSTEMS, INC.

	By:	/s/ Michael Angel
Name: Michael Angel
Its: Chief Financial Officer

HORIZON MEDICAL PRODUCTS, INC.

By:	/s/ Michael Angel
Name: Michael Angel
Its: Treasurer

RITA MEDICAL SYSTEMS NETHERLANDS, BV

By:	/s/ Michael Angel
Name: Michael Angel
Its: Treasurer

RITA MEDICAL SYSTEMS FRANCE, S.A.R.L.

By:	/s/ Michael Angel
Name: Michael Angel
Its: Treasurer

BORROWER AGENT:	RITA MEDICAL SYSTEMS, INC.

	By:	/s/ Michael Angel
Name: Michael Angel
Its: Chief Financial Officer

Address for Notices:
46421 Landing Parkway
Fremont, CA 94538
Attention: Michael Angel
Telephone: (510) 771-0402
Fax: (510) 771-0461

LENDER:	CAPITALSOURCE FINANCE LLC

	By:	/s/ Keith D. Reuben
Name: Keith D. Reuben
Its: President

Address for Notices:
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: HSB, Portfolio Manager
Telephone: (301) 841-2700
Fax:: (301) 841-2340

Schedule 6.8

Further Assurances/Post Closing

Evidence of the release of the following security interests in intellectual property within 45 days of the Closing Date: a. Transamerica Business Credit Corporation b. Venture Lending
Evidence of the assignment of rights as to US Patent No. 6,622,731 within 45 days of the Closing Date
Evidence of the assignment of US Patent No. 5,935,123 to RMS within 45 days of the Closing Date

ANNEX I

FINANCIAL COVENANTS

1) Minimum EBITDA

At no time shall Borrower permit its EBITDA for the Test Period ending on the date of such determination to be less than the following amounts for each Test Period ending during the following periods:

January 31, 2006 - December 31, 2006 ($325,000)

January 31, 2007 - December 31, 2007 ($150,000)

January 31, 2008 - December 31, 2008 $62,500

2) Minimum Liquidity

Borrower shall have a minimum liquidity (“Minimum Liquidity”) of not less than (i) $2,500,000 at the Closing and at all times through the date Borrower is first required to deliver a Compliance Certificate under this Agreement and (ii) at all times thereafter the amount determined as set forth below by reference to Borrower’s EBITDA for the most recent Test Period as set forth on the Compliance Certificate required to be delivered for such Test Period:

EBITDA	Required Minimum Liquidity
($325,000) to ($150,000)	$2,500,000
($149,999) to $150,000	$2,000,000
$150,001 to $500,000	$1,500,000
Greater than $500,000	$1,000,000

Borrower’s compliance with this covenant shall be required to be satisfied as follows: (i) first pursuant to the application of the Required Liquidity Reserve against the required Minimum Liquidity amount and (ii) with any shortfall from (i) above being satisfied by Available Cash. Notwithstanding any provision of this covenant to the contrary, Minimum Liquidity shall be $2,500,000 for any Test Period (or portion thereof) for which Borrower shall fail to submit a Compliance Certificate on or before the date required by Section 6.1(a).

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

“Available Cash” shall mean, for and on any date, the sum without duplication of the following for Borrower: (a) unrestricted cash on hand on such date, (b) Cash Equivalents held on such date, and (c) the unborrowed Availability (after taking into account the amount of the Required Liquidity Reserve and any other reserves established hereunder) on and as of such date).

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“EBITDA” shall mean, for any Test Period, without duplication and on a consolidated basis, Net Income or Loss of Borrower determined in accordance with GAAP, adjusted as stated in the following two sentences, all as determined in accordance with GAAP. There shall be positive adjustments to reverse the negative impact on Net Income (or Loss) for the following items: (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) non-cash stock compensation expenses including FASB 123R and charges associated with stock warrants, (f) non-cash asset impairment charges including intangible assets, goodwill, and equipment, (g) loss from any sale of assets other than sales in the ordinary course of business, (h) non-cash income statement provision for excess and obsolete inventories (determined on a consistent basis with the amount reflected in the Statement of Cash Flows included in the Borrower’s SEC filings), (i) non-cash losses included for unconsolidated subsidiaries accounted for under the equity method, (j) one-time restructure charges approved by the Lender in writing (which approval shall not be unreasonably withheld) and (k) all other non-cash, non-recurring charges and expenses, but excluding adjustments for other accruals for cash expenses made in the ordinary course of business. There shall be minus adjustments to reverse the positive impact on Net Income or Loss for the following items: (a) gains from any sale of assets, other than sales in the ordinary course of business, (b) non-cash gains included for unconsolidated subsidiaries accounted for under the equity method, and (c) other extraordinary or non-recurring gains,.

“Interest Expense” shall mean, for any Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Net Income (or Loss)” shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

“Required Liquidity Reserve” shall mean a reserve established against the Borrowing Base at all times during the Term in the amount of $1,500,000; provided, that such amount shall be reduced to $1,000,000 to the extent that EBITDA for the most recent Test Period is greater than $500,000.

“Test Period” shall mean the three most recent elapsed calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

APPENDIX A

DEFINITIONS

“Acceptance Notice” shall have the meaning given such term in Section 6.13.

“Accounts” shall mean all “accounts” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Account Debtor” shall mean any Person who is obligated under an Account.

“Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of any Credit Party under any Loan Document shall be an Advance for purposes of the Agreement.

“Affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. “Affiliate” shall include any Subsidiary.

“Applicable Rate” shall mean the interest rates applicable from time to time to Advances under the Agreement.

“Availability” shall have the meaning given such term in Section 2.1(a).

“Average Inventory” shall mean, for any Test Period, the amount determined by dividing the sum of (A) “Total Inventory” as of the first day of such Test Period and (B) “Total Inventory” as of the last day of such Test Period by 2. For purposes of this definition, “Total Inventory” shall mean, as of any date of determination, the amount of inventory, valued at the lower of cost or market, which would be reflected on a balance sheet of Borrower prepared as of such date in accordance with GAAP.

"Borrower" shall have the meaning given such term in the Preamble hereof.

"Borrower Agent" shall have the meaning given such term in Section 3.6.

“Borrowing Base” shall mean, as of any date of determination, the sum of the Borrowing Base for Eligible Inventory and the Borrowing Base for Eligible Receivables.

“Borrowing Base for Eligible Inventory” shall mean, as of any date of determination, the net value in U.S. Dollars of Eligible Inventory, valued at the lower of cost or market, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with this Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four Business Days before or after such date, the Borrowing Base for Eligible Inventory shall be determined by Lender in its Permitted Discretion.

“Borrowing Base for Eligible Receivables” shall mean, as of any date of determination the net collectible U.S. Dollar value of Eligible Receivables, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with this Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four Business Days before or after such date, the Borrowing Base for Eligible Receivables shall be determined by Lender in its Permitted Discretion.

“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A.

“Borrowing Date” shall have the meaning given such term in Section 2.4.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lender is closed.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Change of Control” shall mean, with respect to any Credit Party, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of a majority or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than a majority of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, or (iii) any “change in/of control” or “sale” or “disposition” or similar event as defined in any document governing indebtedness of such Person which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof.

“Charter and Good Standing Documents” shall mean, for any Credit Party (i) a copy of the certificate of incorporation or formation (or other charter document) certified as of a date satisfactory to Lender before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party, (ii) a copy of the bylaws or similar organizational documents certified as of a date satisfactory to Lender before the Closing Date by the corporate secretary or assistant secretary of such Credit Party, (iii) an original certificate of good standing as of a date acceptable to Lender issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party and of every other jurisdiction in which the failure of a Credit Party to qualify would reasonably be likely to have a Material Adverse Effect, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which any Credit Party is a party, certified by an authorized officer of such Person as of the Closing Date.

“Closing” shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Collateral” shall have the meaning given such term in Section 2.9.

“Collateral Management Fee” shall have the meaning given such term in Section 3.3.

“Collateral Patent, Trademark and Copyright Assignment” shall mean any patent, trademark, or copyright assignment or acknowledgement executed by and between Borrower and Lender, as such may be modified, amended or supplemented from time to time.

“Concentration Account” shall have the meaning given such term in Section 2.5.

“Credit Parties” shall mean Borrower, any Guarantor and each Foreign Subsidiary, collectively.

“Credit Party” shall mean Borrower, any Guarantor and any Foreign Subsidiary, individually.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

“Disclosure Schedule” shall have the meaning given such term in Section 2.4.

“Distribution” shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

“Eligible Inventory” shall mean the Borrower’s saleable Inventory consisting of finished goods, which Inventory of finished goods is currently in existence at Borrower’s places of business or at a third party warehouse for which Lender has received a Landlord Waiver and Consent and/or Warehouse Waiver and Consent in form satisfactory to it and is saleable in the ordinary course of Borrower’s business and which Lender, in its Permitted Discretion, deems Eligible Inventory unless one or more of the following applies which would eliminate such items or items of Inventory consisting of finished goods from being considered as Eligible Inventory:

(a) such Inventory is not subject to a valid perfected first priority security interest in favor of the Lender;

(b) any consent, license, approval or authorization required to be obtained by Borrower in connection with the granting of a security interest under the Security Documents or in connection with the manufacture or sale of such Inventory has not been or was not duly obtained, has been revoked or terminated and is otherwise not in full force and effect;

(c) any covenant, representation or warranty contained in this Agreement or in any other Loan Document with respect to such Inventory has been breached and remains uncured;

(d) such Inventory is not owned by Borrower;

(e) such Inventory does not comply, or was not manufactured in compliance, in all material respects, with all applicable requirements of all statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, of any Governmental Authority, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments;

(f) such Inventory does not, or at the time of its purchase from the vendor did not, constitute “inventory” under Article 9 of the UCC as then in effect in the jurisdiction whose law governs perfection of the security interest;

(g) the Person for whose account such Inventory is being or was produced has commenced a voluntary case under any federal bankruptcy or state or federal insolvency laws or has made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in respect of such Person in an involuntary case under any federal bankruptcy or state or federal insolvency laws, or if any other petition or application for relief under any federal bankruptcy or state or federal insolvency laws has been filed against such Person, or if such Person has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(h) the transfer of Inventory to Borrower by vendor, supplier or other Person did not constitute a valid sale and transfer to Borrower of all right, title and interest of such Person in the inventory enforceable against all creditors of and purchasers from such person;

(i) (A) Borrower is not the sole owner of all right, title and interest in and to such Inventory, (B) Borrower does not have a valid ownership interest therein free and clear of all Liens other than Liens granted under the Loan Documents, or (C) any offsets, defenses or counterclaims have been asserted or threatened in writing against such Inventory;

(j) such Inventory is not in good working order or is damaged;

(k) such Inventory is not located at a location which is owned by Borrower or is not located in a third party warehouse or subject to a Landlord Waiver and Consent;

(l) such Inventory consists only of packing materials, displays, supplies, parts or other components or is returned, rejected, repossessed or discontinued product or Inventory;

(m) such Inventory is subject to a bona fide dispute or is or has been classified as counterfeit or fraudulent;

(n) such Inventory has been sold, assigned, or otherwise encumbered by Borrower except pursuant to the Loan Documents;

(o)	such Inventory is not associated with a documented purchase order;

(p) such Inventory consists of equipment that Borrower offers for rental or that is being rented from the Borrower or equipment borrowed by Borrower or given to Borrower to serve as demonstration equipment;

(q) such Inventory constitutes custom Inventory, private-label Inventory, raw materials in process, work-in-process, obsolete or unmerchantable Inventory, Inventory allocated to current warranty assignments, Inventory that consists of spare parts or Inventory subject to a quality assurance hold;

(r)	such Inventory is in transit;

(s) such Inventory is (i) not in Borrower’s possession and control or (ii) outside the continental United States;

(t) such Inventory otherwise is not satisfactory to the Lender, as determined in the Permitted Discretion of the Lender;

(u)	such Inventory is or has been utilized as demonstration models or consists of “trunk” stock or inventory; or

(v) such Inventory is subject to recall or withdrawal under applicable FDA Laws or otherwise; or

(w) such Inventory has been manufactured, produced or distributed under a distribution, license or similar agreement that does not permit the Lender to sell or otherwise dispose of such Inventory, including, but not being limited to, Inventory distributed under an agreement with Medtronic, Inc.

“Eligible Receivables” shall mean each Account arising in the ordinary course of Borrower’s business from the sale of goods or rendering of services which Lender, in its Permitted Discretion, deems an Eligible Receivable unless:

(a) it is not subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien;

(b) it is not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender; provided, that Lender in its sole discretion may from time to time include as Accounts that are not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender as Eligible Receivables and determine the advance rate, liquidity factors and reserves applicable to Advances made on any such Accounts;

(c) it or any portion thereof (in which case only such portion shall not be an Eligible Receivable) is payable by a beneficiary, recipient or subscriber individually and not directly by an Account Debtor;

(d) it arises out of services rendered or a sale made to, or out of any other transaction between Borrower or any of its Subsidiaries and, one or more Affiliates of Borrower or any of its Subsidiaries;

(e) it remains unpaid for longer than 120 calendar days after the first to occur of the claim date or invoice date;

(f) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, if more than 10% of the aggregate balance of all such Accounts owing from such Account Debtor and/or its Affiliates remain unpaid for longer than 120 calendar days after the first to occur of the claim date or invoice date;

(g) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, 25% or more of all such Accounts are not deemed Eligible Receivables for any reason hereunder (which percentage may, in Lender’s sole discretion, be increased or decreased);

(h) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, if such Accounts exceed 20% of the net collectible dollar value of all Eligible Receivables at any one time (which percentage may, in Lender’s sole discretion, be increased or decreased);

(i) any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

(j) the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or Borrower, in the ordinary course of business, should have known of any of the foregoing;

(k) it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or that have their principal place of business or chief executive offices outside the continental United States;

(l) it represents the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

(m) the applicable Account Debtor for such Account is any Governmental Authority, unless rights to payment of such Account have been assigned to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise only if all applicable statutes or regulations respecting the assignment of Government Accounts have been complied with;

(n) it is subject to any offset, credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason;

(o) there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Receivable;

(p) any return, rejection or repossession of goods or services related to it has occurred;

(q) it is not payable to Borrower;

(r) Borrower has agreed to accept or has accepted any non-cash payment for such Account;

(s) with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

(t) with respect to any Account arising from the performance of services, the services have not been actually performed or the services were undertaken in violation of any law; or

(u) such Account fails to meet such other specifications and requirements which may from time to time be established by Lender or is not otherwise satisfactory to Lender, as determined in Lender’s sole discretion.

“Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Facility Cap” shall have the meaning given the term in the Preamble of this Agreement.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“FDA Laws” shall mean all applicable statutes, laws, ordinances, rules and regulations of the United States Food and Drug Administration and other applicable Governmental Authorities with respect to the manufacture, sale, packaging, labeling, importation, distribution and marketing of medical devices, including, but not being limited to, requirements relating to clinical trial and study, premarket notification or approval, product and establishment labeling, registration and listing, product modification, postmarket performance monitoring, adverse event and complaint reporting, and product recall and withdrawal.

“FDA Filings” shall have the meaning given the term in Section 5.21.

“Foreign Subsidiaries” shall mean RITA-Netherlands, RITA-France and any other subsidiary of RMS that is not organized under the laws of any state of the United States of America or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Goods” shall mean all “goods” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Government Account” shall be defined to mean all Accounts arising out of or with respect to any Government Contract.

“Government Contract” shall be defined to mean all contracts with the United States Government or with any agency thereof, and all amendments thereto.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantor” shall mean, collectively and each individually, all guarantors, if any, of the Obligations or any part thereof.

“Guaranty” shall mean, collectively and each individually, all guarantees executed by Guarantor.

“Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

“Healthcare Laws” shall mean all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including without limitation (i) Section 1128B(b) of the Social Security Act, as amended, (ii) 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and (iii) the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”).

“HIPAA” shall mean the applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996.

“HMP” shall have the meaning given such term in the Preamble hereof.

“Inactive Subsidiaries” shall mean Horizon Acquisition Corp., a Georgia corporation, Strato/Infusaid, Inc., a Massachusetts corporation, and HMP Distribution, Inc., a New York corporation.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any capitalized lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

“Indemnified Person” shall have the meaning given such term in Section 12.4.

“Initial Advance” shall have the meaning given such term in Section 4.2.

“Insured Event” shall have the meaning given such term in Section 12.4.

“Insurer” shall mean a Person that insures another Person against any costs incurred in the receipt by such other Person of services, or that has an agreement with Borrower to compensate it for providing services to such Person.

“Inventory” shall mean all “inventory” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Inventory Turn” shall mean, for any Test Period, the product obtained when multiplying (i) the total “Cost of Sales” reflected in the Borrower’s income statement during such Test Period, (ii) by four, and then dividing that amount by the Average Inventory for such Test Period.

“Landlord Waiver and Consent” shall mean a waiver/consent in form and substance satisfactory to Lender from the owner/lessor of any premises not owned by any Credit Party at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan” or “Loans” shall mean, individually and collectively, all Advances under the Revolving Facility.

“Loan Documents” shall mean, collectively and each individually, the Agreement, the Notes, the Security Documents, the Stock Pledge Agreements, the Lockbox Agreements, the Uniform Commercial Code Financing Statements, the Subordination Agreements, the Landlord Waiver and Consents, the Borrowing Certificates and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

“Lockbox Accounts” shall have the meaning given such term in Section 2.5.

“Lockbox Agreement” shall have the meaning given such term in Section 2.5.

“Lockbox Bank” shall have the meaning given such term in Section 2.5.

“Lockbox Non-Compliance Fee” shall mean the fee payable to the Lender under the terms and conditions set forth in Section 2.5.

“Master Subordination Agreement” shall mean that certain agreement entered into between Borrower, Lender as Senior Lender and Atlas Master Fund, Ltd., as Subordinated Lender, dated as of the Closing Date, as such may be modified, amended or supplemented from time to time.

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or would reasonably be likely to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (ii) has been or would reasonably be likely to be material and adverse to the value of any of the Collateral, to the priority of the Lender’s security interest in the Collateral, or to the business, operations, properties, assets, liabilities or condition of any Credit Party, either individually or taken as a whole, or (iii) has materially impaired or would reasonably be likely to materially impair the ability of any Credit Party to pay any portion of the Obligations or to otherwise perform the Obligations or to consummate the transactions under the Loan Documents executed by such Person.

“Minimum Termination Fee” shall mean (for the time period indicated) the amount equal to (i) Three Percent (3%) of the Facility Cap, if the effective date of such termination is after the Closing Date but before the first (1st) anniversary of the Closing Date; (ii) Two Percent (2%) of the Facility Cap, if the effective date of such termination is on or after the first (1st) anniversary of the Closing Date but before the second (2nd) anniversary of the Closing Date and (iii) one (1%) of the Facility Cap, if the effective date of such termination is on or after the second (2nd) anniversary of the Closing Date.

“Non-Compliance Fee” shall mean a daily fee payable by Borrower equal to the greater of (i) $500, or (ii) five one-hundredths of one percent (0.05%) of the outstanding principal balance of the Obligations as of any date of determination.

“Note” or “Notes” shall mean any promissory note or notes issued pursuant to Section 2.12.

“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of the Credit Parties to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including but not limited to under any of the Loan Documents or otherwise and, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of any Credit Party for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

“Offer” shall have the meaning given such term in Section 6.13.

“Option Period” shall have the meaning given such term in Section 6.13.

“Payment Office” shall mean initially the address set forth beneath Lender’s name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrower Agent to be the Payment Office.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

“Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Indebtedness” shall have the meaning given such term in Section 7.2.

“Permitted Liens” shall have the meaning given such term in Section 7.3.

“Permitted Subordinated Debt” shall mean indebtedness incurred by Borrower from Atlas Master Fund, Ltd. and subject to the Master Subordination Agreement and such other indebtedness approved by Lender in writing and which is subordinated to Borrower’s indebtedness owed to Lender pursuant to a Subordination Agreement.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that such rate is not necessarily the best rate offered to its customers, and, should Lender be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Lender; provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

“Receipt” shall have the meaning given such term in Section 12.5.

“Released Parties” shall have the meaning given such term in Section 12.11.

“Releasing Parties” shall have the meaning given such term in Section 12.11.

“Revolver Termination” shall have the meaning given such term in Section 11.1(b).

“Revolving Facility Maturity Date” shall have the meaning given such term in Section 2.2.

“RITA France” shall have the meaning given such term in the Preamble hereof.

“RITA Netherlands” shall have the meaning given such term in the Preamble hereof.

“RMS” shall have the meaning given such term in the Preamble hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“Security Documents” shall mean the Notes, this Agreement, the Stock Pledge Agreements, Collateral Patent, Trademark, and Copyright Assignment, the Lockbox Agreements, Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Solvency Certificate” shall have the meaning given such term in Section 4.1(d).

“Stock Pledge Agreement” shall mean, collectively and each individually, each Stock Pledge Agreement by and between any Credit Party and Lender executed in connection herewith, in each case as such may be modified, amended or supplemented from time to time.

“Subordination Agreement” shall mean, collectively and each individually, the Master Subordination Agreement, and any other subordination agreements to which Lender and other service providers or creditors of any Borrower are a party.

“Subsidiary” shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

“Term” shall mean the period commencing on the date set forth on the first page hereof and ending on the date that is the earlier of (i) three (3) years after the Closing Date or (ii) thirty (30) days before the maturity date of the Indebtedness which is the subject of the Master Subordination Agreement.

“Termination Date” shall have the meaning given such term in Section 11.1.

“Transaction” shall have the meaning given such term in Section 6.13.

“Transferee” shall have the meaning given such term in Section 12.2.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time.

“Unused Line Fee” shall have the meaning given such term in Section 3.2.

“Warehouse Waiver and Consent” shall mean a waiver/consent in form and substance satisfactory to Lender from any warehouseman, fulfillment house or other person owning a facility not owned by Borrower at which any Inventory is now or hereafter located for the purpose of providing Lender access to such Inventory, in each case as may be modified, amended or supplemented from time to time.